UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the authority granted it under the Mercury General Corporation Senior Executive Incentive Bonus Plan (the “Senior Plan”) to establish periodic bonus programs based on specified performance objectives, on March 23, 2010, the Compensation Committee of Mercury General Corporation (the “Company”) established the criteria underlying bonuses to be awarded under the Senior Plan for 2010. Specifically, the Compensation Committee established performance objectives for 2010 related to the Company’s written premium growth, combined ratio and customer satisfaction rankings.

The Compensation Committee determined that Mr. George Joseph, Chairman of the Board, and Mr. Gabriel Tirador, President and Chief Executive Officer, will be participants under the Senior Plan in 2010 and will be eligible to receive target bonus amounts equal to 120% of base salary for the 2010 calendar year if the applicable performance objectives are attained. The Compensation Committee also established for each performance objective a minimum threshold necessary to receive any bonus and an objective formula for determining bonus amounts at performance levels above the threshold amount. The maximum bonus payable to Messrs. Joseph or Tirador for 2010 will not exceed 2.4 times the target bonus.

On March 23, 2010, the Compensation Committee also granted to Mr. Tirador 10,000 shares of performance-vesting restricted stock under the Company’s 2005 Equity Participation Plan. The restricted stock will not vest until the end of a three-year period, and then only if, and to the extent that, the Company’s underwriting income during such three-year period achieves the threshold performance levels established by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2010	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer

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